EXHIBIT 12
                                                               ----------

   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
   STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
   (IN MILLIONS, EXCEPT RATIO DATA)


                                                                         Three Months Ended         Six Months Ended
                                                                              June 30,                  June 30,
                                                                         ------------------         -----------------
                                                                         2003         2002          2003         2002
                                                                         ----         ----          ----         ----
      Earnings available for fixed charges:
          Income before income taxes and cumulative effect
              of accounting change                                       $109.2       $134.3       $133.0       $211.5
          Fixed charges:
              Interest expense                                             28.6         29.3         60.6         54.4
              Portion of rent determined to be interest (1)                11.5         10.3         22.2         19.9
              Minority interest in income of subsidiary trust               6.7          6.7         13.4         13.4
          Equity earnings                                                     -          0.2            -         (0.7)
                                                                         ------       ------       ------       ------
                                                                         $156.0       $180.8       $229.2       $298.5
                                                                         ======       ======       ======       ======

      Fixed charges:
          Interest expense                                                $28.6        $29.3        $60.6        $54.4
          Portion of rent detremined to be interest (1)                    11.5         10.3         22.2         19.9
          Minority interest income of subsidiary trust                      6.7          6.7         13.4         13.4
                                                                          -----        -----        -----        -----
                                                                          $46.8        $46.3        $96.2        $87.7
                                                                          =====        =====        =====        =====

      Ratio of earnings to fixed charges                                   3.33         3.90         2.38         3.40
                                                                          =====        =====        =====        =====


   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.